Exhibti 1.02

B U S I N E S S   A G R E G A T O R S ,   I N C U B A T O R S ,   I N V E S T M E N T
B A N K I N G ,   C O N S U L T I N G   &   C O R P O R A T E   F I N A N C E

June 2, 2014

To CDA OFFSHORE LTD (Panama))

Re DIBZ International, Inc.

Agreement of purchase and sale (To be ratified in legal terms)

For consideration of $40,000 (Forty Thousand Dollars ) and 2 tranches of 9.9% of common outstanding shares (after the merger, and after the reverse split) stock to be issued upon 48hrs notice by the Seller; or the Seller may in lieu of the 2 tranches take 2 separate debt conversions secured by a warrant and a promissory note. Such decision shall be made in the future so not to harm or inhibit the new management fund raising or expansion plans.

The Seller agrees to

1.	Sell the control block of stock of DIBZ to the Purchaser
2.	Resign or terminate all existing management
3.	Spin out the existing business in DIBZ
4.	Do a name change for the Purchaser
5.	Assist the Purchaser to complete the adequate disclosure documents
6.	Assign about $80,000 0f convertible debt to the Buyer as he may direct

7.	In exchange of receiving the 2 tranches the Seller agrees to assist the Buyer to successfully implement his roll out business plan

5 - 5 1 5 5   SPECTRUM   WAY  •  UNIT A  •  M I S S I S S A U G A ,   ONTARIO  •  L 4 W   5 A 1  •

T O L L   F R E E   P H O N E:   1 - 8 0 0 - 3 3 8 - 5 4 1 2  •  T O L L   F R E E   F A X:  1 - 8 6 6 - 4 5 5 - 6 2 7 0

CONFIDENTIAL	MMG-004-01	2008

The Seller and the buyer understand that this agreement shall not be disclosed and shall be governed by full confidentiality privilege’s. Upon payment of the aforementioned sum the Seller agrees to commence with all work immediately so that the buyer can roll out hos business plan without any delay’s

Agreed in Los Angeles California this June 2 2014

Seller

Buyer

2